Exhibit 3.95

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:37 PM 12/21/2018
FILED 03:37 PM 12/21/2018
SR 20188323349 - File Number 7205795

CERTIFICATE OF FORMATION
OF
AWR Disposal, LLC

(A Delaware Limited Liability Company)

First: The name of the limited liability company is: AWR Disposal, LLC

Second: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this December 21, 2018.

/s/ Richard H. Bell, II
Harvard Business Services, Inc.,
Authorized Person By: Richard H. Bell, II, President